UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 23, 2005

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

District of Columbia	1-7102	52-0891669
(state or other jurisdiction)	(Commission File Number)	(I.R.S. Employer
Identification No.)

Woodland Park, 2201 Cooperative Way, Herndon, VA		20171-3025
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (703) 709-6700

(Former name or former address, if changed since last report)

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 23, 2005, National Rural Utilities Cooperative Finance Corporation ("CFC") entered into two credit agreements that provide committed revolving credit availability for commercial paper back-up and general corporate purposes. CFC entered into a $1,975 million five-year credit agreement that expires on March 23, 2010 with a syndicate of twenty-five banks and JPMorgan Chase Bank, N.A. as administrative agent. CFC also entered into a $1,285 million 364-day credit agreement that expires on March 22, 2006 with a syndicate of twenty-three banks and The Bank of Nova Scotia as administrative agent. Any amount outstanding under the 364-day revolving credit facility may be converted to a one-year term loan at maturity. Both agreements require CFC to comply with maximum leverage and minimum times interest earned ratio covenants as defined in the agreements. Neither agreement contains a material adverse change provision. If CFC were to borrow funds under the agreements, it would be required to repay the amount borrowed, plus interest, at rates specified in the agreements. In addition, CFC paid upfront fees at closing and will pay quarterly fees to the banks as determined by pricing matrices in each of the agreements.

On March 23, 2005, CFC terminated its two existing 364-day revolving credit agreements totaling $2,910 million both dated March 30, 2004 and expiring on March 29, 2005 as a condition of the two new credit agreements.

CFC's three-year agreement totaling $1,740 million, also dated March 30, 2004, is still in effect and expires on March 30, 2007.

CFC had not borrowed under the facilities that were terminated on March 23, 2005. Additionally, CFC has not borrowed under the three facilities in place at March 23, 2005 which total $5,000 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

/s/ STEVEN L. LILLY
Steven L. Lilly
Senior Vice President and
Chief Financial Officer
(Principal Financial Officer)

Dated: March 29, 2005